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                                  EXHIBIT 4.4


                          GEORGIA-PACIFIC CORPORATION

                             EMPLOYEE STOCK OPTION



               THIS AGREEMENT, dated February 2, 1994 by and between GEORGIA-PACIFIC CORPORATION, a Georgia corporation (hereinafter called the "Company"), and _________________________ (hereinafter called "Optionee");

                              W I T N E S S E T H:

               WHEREAS, the Optionee is now employed by the Company or a Subsidiary in a key capacity and the Company desires to have him remain in the employment of the Company or a Subsidiary and to afford him the opportunity to acquire or enlarge his stock ownership in the Company by granting him the option to purchase from the Company up to, but not exceeding in the aggregate, __________ shares of the Company's Common Stock, as hereinafter more specifically stated, so that he may have a direct proprietary interest in its success (the term "Subsidiary" meaning any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock); and

               WHEREAS, the options described in this Agreement have been granted pursuant to, and are governed by, the Georgia-Pacific Corporation 1994 Employee Stock Option Plan adopted by the Company's Board of Directors effective February 2, 1994 (the "Plan");

               NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby mutually agree as follows:





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               1.         This Agreement shall not be deemed to limit or
restrict the right of the Company or any Subsidiary to terminate the Optionee's employment at any time, for any reason, with or without cause, or to limit or restrict the right of the Optionee to terminate his employment with the Company or any Subsidiary at any time. In the event of termination of the Optionee's employment with the Company and all Subsidiaries, such employee shall be eligible to exercise only options on the number of shares that have become available for purchase pursuant to Section 2 hereof at the time of termination. Optionee's services shall be subject to the direction of the Board of Directors of the Company or such Subsidiary or such officer or officers as the respective Boards may designate from time to time and shall be rendered at such locations as the respective Boards or any such officer may determine.

               2. Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee during the period commencing on the date hereof and ending on February 2, 1999 the option to purchase from the Company, from time to time, as hereinafter more specifically stated, at a price of $75.06 per share, up to but not exceeding in the aggregate, the number of shares of the Company's Common Stock as set forth on the preceding page of this Agreement, which option may be exercised, in whole or in part, from time to time, commencing on February 2, 1995, but no later than February 2, 1999. Such period may not be extended pursuant to the provisions of Section 4. Notwithstanding anything in this Agreement to the contrary, all options granted hereunder to the Optionee shall terminate as of his date of termination if such termination is for Just Cause. "Just Cause" for the purposes of this Agreement shall mean any of the following: (i) the willful and continued failure of the Optionee to perform satisfactorily the duties consistent with his title and position reasonably required of him by the Board or supervising management (other than by reason of incapacity due to physical or mental illness); (ii) the commission by the Optionee of a felony, or the perpetration by the Optionee of a dishonest act or common law fraud against the Company or any of its Subsidiaries;





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or (iii) any other willful act or omission which is injurious to the financial condition or business reputation of the Company or any of its Subsidiaries.

                          Notwithstanding anything to the contrary in this
Agreement, if the Optionee is on a leave of absence or is absent on military or government service as of the date of this Agreement, the Optionee may not exercise all or any part of the options granted hereby prior to the later of
(i) the date the Optionee returns to active employment with the Company or a Subsidiary or (ii) February 2, 1995. If the Optionee is not on leave of absence or absent on military or government service at the date of this Agreement or returns to active employment with the Company or a Subsidiary thereafter, the options described in this Agreement shall be immediately effective (subject to the exercise limitation provided in this Section 2) and may become exercisable and may be exercised during a subsequent leave of absence or absence for military or government service.

               3. The option hereby granted shall be exercised by the delivery to the Treasurer of the Company or his delegate, from time to time, of written notice, signed by the Optionee, specifying the number of shares the Optionee then desires to purchase, together with cash, certified check, bank draft or postal or express money order to the order of the Company for an amount in United States dollars equal to the sum of: (a) the option price of such shares and (b) an amount sufficient to pay all state and federal withholding taxes (including, without limitation, FICA) with respect to the exercise. If the written notice is mailed, the date of its receipt by the Treasurer of the Company or his delegate shall be considered the date of exercise of the option by the Optionee. An exercise of stock options granted under this Agreement will generate compensation subject to federal and state tax withholding (including, without limitation, FICA withholding) in the calendar year of each exercise. The Committee or the Plan Administrator may also authorize alternative procedures for exercising options under this Agreement.





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                          Within thirty (30) business days after any such
exercise of the option in whole or in part by the Optionee, the Company shall deliver to the Optionee a certificate or certificates representing the aggregate number of shares with respect to which such option shall be so exercised, registered in the Optionee's name.

                          Subject to the provisions of Section 12, the Optionee
shall not have the right, in lieu of the exercise of the option, to surrender the option granted hereby, or any portion thereof, in order to receive shares covered by the option.

               4. The option hereby granted shall terminate and be of no force or effect upon the happening of the first to occur of the following events:

                          (a)       The expiration of the time allowed for
exercise of this option as specified in Section 2 of this Agreement.

                          (b)       Subject to the provisions of Section 2, the
expiration of ninety days after the date of the termination (whether voluntary or involuntary) of the Optionee's employment with the Company and all Subsidiaries (other than as a result of his death or permanent disability while in the Company's employment or his retirement). During such ninety-day period, the Optionee shall have the right to exercise this option only with respect to any or all shares which were available for purchase by him on the date of such termination of employment. In the event of Optionee's death or permanent disability after termination of employment and during such ninety-day period, such deceased Optionee's estate, personal representative or beneficiary or such disabled Optionee or the Optionee's legal guardian or representative, as the case may be, may exercise this option within such period with respect to any or all shares which were available for purchase by the Optionee on the date of his





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termination of employment and which had not been purchased by him prior to his death or permanent disability.

                          (c)       Subject to the provisions of Section 2, the
expiration of 36 months after the date of the Optionee's retirement immediately following a period of continuous employment by the Company. During such 36-month period, the Optionee shall have the right to exercise this option only with respect to any or all shares which were available for purchase by him on the date of such retirement. In the event of Optionee's death or permanent disability after retirement and during such 36-month period, such deceased Optionee's estate, personal representative or beneficiary, or such disabled Optionee or the Optionee's legal guardian or representative, as the case may be, may exercise this option within such period with respect to any or all shares which were available for purchase by the Optionee on the date of his retirement and which had not been purchased by him prior to his death or permanent disability.

                          (d)       Subject to the provisions of Section 2, the
expiration of 36 months after the date of death or permanent disability of the Optionee during a period of continuous employment by the Company. During such period, such deceased Optionee's estate, personal representative or beneficiary, or such disabled Optionee or the Optionee's legal guardian or representative, as the case may be, may exercise this option only with respect to any or all shares which were available for purchase by the Optionee on the date of his death or permanent disability.

                          The Optionee's employment by the Company shall be
deemed to continue during such periods as he is employed by a Subsidiary. If the Optionee shall be transferred from the Company to a Subsidiary or from a Subsidiary to the Company or from a Subsidiary to another Subsidiary, his employment shall not be deemed to be terminated by reason of such transfer.
If, while the Optionee is employed by a Subsidiary, such Subsidiary shall cease to be a





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Subsidiary and the Optionee is not thereupon transferred to and employed by the
Company or another Subsidiary, the date that the Optionee's employer ceases to be a Subsidiary shall be deemed to be a termination of employment, and (subject to the provisions of Section 2) the option shall terminate 90 days or 36 months (as the case may be) after such date, and such Optionee shall have the right with respect to any shares available for purchase on the date of such termination of employment to exercise his option at any time within such extended period.

                          Optionee's date of termination or retirement shall be
deemed to be his last day worked. For purposes of this Agreement, "retirement" shall mean voluntary or involuntary (other than for Just Cause) termination of employment with the Company and all Subsidiaries after having attained age 65 or having attained age 55 and having accrued 10 years of service for vesting purposes under the Company's salaried retirement plans. The Optionee's date of permanent disability shall be the last day of his salary continuation period under the Corporation's policy providing for salary continuation for salaried employees who are medically unable to work because of illness or injury, and Optionee shall be deemed "permanently disabled" on that date only if he would be "totally disabled" pursuant to the standards set forth in the Georgia-Pacific Corporation Long-Term Disability Plan, whether or not Optionee is covered under that plan.

                          The Plan Administrator (as hereinafter defined) shall
have absolute and uncontrolled discretion to determine whether any authorized leave of absence or absence on military or government service taken by the Optionee shall constitute a termination of employment for the purposes of this Agreement.

               5. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors,





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the administrators, or the person or persons to whom this option may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person or persons.

               6. This option is not transferable by the Optionee except by will or the laws of descent and distribution and, during the Optionee's lifetime, may be exercised only by him or by his legal guardian or representative. No assignment or transfer of this option or the rights represented thereby, whether voluntary, involuntary, or by operation of law or otherwise, except by will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right herein whatsoever, and immediately upon any attempt to assign or transfer this option, or the right to cash bonuses hereunder, this option shall terminate and be of no force or effect.

               7. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any shares covered by this Agreement as to which the option hereby granted shall not have been exercised and payment and delivery made as herein provided. No adjustment shall be made for dividends or other rights for which the record date is prior to the date the shares are issued to Optionee.

               8. The existence of this option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

               9. The shares with respect to which this option is granted are shares of the Common Stock of the Company as constituted on the date of this Agreement, but if, and





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whenever, after February 2, 1994, and prior to the delivery by the Company of all of the shares of Common Stock with respect to which this option is granted, the Company shall effect a change in the par value of its Common Stock, or a change in the number of shares of Common Stock having par value into the same or a different number of shares without par value, or a subdivision or consolidation of shares, or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without the receipt of consideration by the Company, then
(a) in the event of any increase in the number of such shares outstanding, the number of shares of Common Stock then remaining subject to this option shall be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, (b) in the event of a reduction in the number of such shares outstanding, the number of shares of Common Stock then remaining subject to this option shall be proportionately reduced, and the cash consideration payable per share shall be proportionately increased, and (c) in the event of no change in the number of shares outstanding in connection with a change in par value of the Common Stock or a change from par value to no par value, the shares resulting from any such change shall be deemed to be Common Stock under this Agreement.

               10. After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, the Optionee shall, at no additional cost, be entitled upon any exercise of this option, to receive (subject to any required action by stockholders), in lieu of the number of shares as to which this option shall then be so exercised, the number and class of shares of stock or other securities to which the Optionee would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, the Optionee had been the holder of record of a number of shares of Common Stock of the Company equal to the number of shares as to which this option may be so exercised. The Plan





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Administrator shall determine, in its absolute and uncontrolled discretion, the adjustments to be made and the extent thereof.

               11. Anything in this Agreement to the contrary notwithstanding:

                          (a)       In the event of a merger in which the
Company is not the survivor or a sale of substantially all of the assets of the Company, the Optionee shall have the right, commencing thirty (30) days prior to such merger or sale of assets, to exercise this option immediately on a fully-vested basis regardless of any exercise restriction contained in Section 2 of this Agreement; and

                          (b)       In the event that a Change in Control shall
occur, the Optionee shall have the right immediately after the effective date of such Change in Control, until such time as this option would otherwise expire according to Section 4 of this Agreement, to exercise this option on a fully-vested basis each outstanding option which was granted to him under this Agreement regardless of any exercise restriction contained in Section 2 of this Agreement.

               As used in this Agreement, a "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision thereto, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall be deemed to have occurred if (A) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined





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voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company; or (B) during any period of two (2) consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constituted the Board of Directors and any new directors, whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; provided, further, that a change in control shall not be deemed to be a Change in Control for purposes of this Agreement if the Board of Directors has approved such change in control prior to either (i) the occurrence of any of the events described in the foregoing clauses (A) and (B) or (ii) the commencement by any person other than the Company of a tender offer for the Common Stock not approved by the Board of Directors prior to such commencement.

               12. In the event that a Change in Control (as defined in Section 11 above) shall occur, the Optionee shall have the right to exercise this option and receive from the Company an amount in cash, in a lump sum, for each share of Common Stock covered by such options, equal to the difference between the then current exercise price of such option and the greater of: (i) the highest price per share paid for the purchase of Common Stock in connection with the Change in Control and (ii) the highest closing price per share paid for the purchase of Common Stock on the principal exchange on which the Common Stock is listed, or, if the Common Stock is not listed, on the NASD automatic quotation system, during the 90-day period immediately preceding the Change in Control. The Optionee may elect to receive such cash payment only during the 30-day period commencing upon the effective date of the Change in Control, and such election shall be effective with respect to all shares of Common Stock with respect to then outstanding options (to the extent not already exercised) which were granted under this Agreement. Upon an election to receive such cash payment, this option shall be





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deemed to have been fully exercised.  In the event a Change in Control shall occur and this Section 12 shall become effective, the Company shall pay a cash bonus on the date any cash payment is made under this Section 12 in an amount equal to the product of such cash payment and the Bonus Factor. For purposes of this Section 12, the "Bonus Factor" is the decimal equivalent of the fraction

                                       T
                                     -----
                                     1 - T

where T equals the sum of the highest statutory marginal federal and Georgia income tax rates, expressed in decimal form, applicable to individuals resident in Georgia on personal service income. For purposes of calculating the fraction described in this Section, the "highest statutory marginal federal and Georgia tax rates . . . on personal service income" shall be the appropriate rates in effect on the date on which the affected cash payment is made (taking into account any retroactive changes in the specified tax rates). If the Optionee is employed by a Subsidiary, the Company shall pay such cash bonus as an agent for the Subsidiary, which shall reimburse the Company. In all cases, the Company shall hold and deposit such cash bonus with the appropriate taxing authorities as withholding taxes.

               13. In the event that Sections 11 or 12 of this Agreement shall become applicable, Section 15 of this Agreement shall not be effective.

               14. Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the exercise of this option or the delivery of shares to the Optionee, any law or regulations of any governmental authority having jurisdiction in the matter shall require either the Company or the Optionee to take any action or refrain from action in connection therewith or to delay such exercise, then the delivery of such shares on such exercise shall be





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deferred until such action shall have been taken or such restriction on action shall have been removed.

               15. Subject to Section 13 of this Agreement, as conditions precedent to the granting of the option and all other rights provided hereunder, the Optionee and any other person who acquires any rights hereunder agrees that any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement may be determined, either by the Plan Administrator constituted under the Plan (the "Plan Administrator") or by the Stock Option Plan and Management Compensation Committee of the Company's Board of Directors (the "Committee") in the Plan Administrator's or the Committee's absolute and uncontrolled discretion; and that any such determination or interpretation of the terms of this Agreement or any other determination by either such Plan Administrator or the Committee shall be final, binding and conclusive on all persons affected thereby. Questions regarding the options granted under this Agreement and the administration of the Georgia-Pacific Corporation 1994 Employee Stock Option Plan may be addressed to the Treasurer's Department of the Company.

               16. Anything in this Agreement to the contrary notwithstanding, the Company and Optionee acknowledge and agree that the Plan was not intended to provide for the issuance of "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and that the options granted pursuant to this Agreement are not "incentive stock options" as so defined.

               17. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, Georgia 30303, Attention:
Treasurer, or at such other address as the Company, by notice to the Optionee, may designate in writing from time to time; to the Optionee at the address indicated in the





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Optionee's then current personnel records, or at such other address as the
Optionee, by notice to the Treasurer of the Company at the above address, may designate in writing from time to time. Such notices shall be deemed given upon receipt.

               IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, under its corporate seal, and the Optionee has executed this Agreement, as of this day and year first above written.


                                              GEORGIA-PACIFIC CORPORATION


                                               By:
                                                   ---------------------------
                                                   A. D. Correll
                                                   Chairman and Chief Executive
                                                   Officer


ATTEST:


- ------------------------------
Cornelia B. Brewer, Assistant Secretary


                                                OPTIONEE



                                                -------------------------------


            NOTE:  PLEASE COMPLETE THE ATTACHED PERSONAL DATA SHEET.





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                            OPTIONEE'S PERSONAL DATA
                                 (Please Print)

            _______________________________________________________
                                   Full Name

ADDRESS:  __________________________________________________________

          __________________________________________________________

          __________________________________________________________


SOCIAL SECURITY NUMBER:   _____________________________________________


DATE OF BIRTH:   _________________________________________________________
                              Month, Day and Year


DIVISION:  _________________________  LOCATION: __________________________